Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zhone Technologies, Inc.:

We consent to the use of our report dated March 15, 2011 with respect to the consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stock holders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

March 16, 2011